Exhibit 10.6

SPONSORSHIP AGREEMENT

BRAG HOUSE INC.

THIS SPONSORSHIP AGREEMENT (this “Agreement”) is entered into effective the 17th day of 20, 2023 (the “Effective Date”) by and between STADIUM MANAGEMENT COMPANY, LLC, a Colorado limited liability company (“SMC”), DENVER BRONCOS TEAM, LLC, a Delaware limited liability company doing business as Denver Broncos Football Club (“Broncos” and together with SMC, the “Broncos Parties”), and BRAG HOUSE INC., a Delaware corporation (“Sponsor”).

RECITALS

A. WHEREAS, the Metropolitan Football Stadium District (“MFSD”), a body corporate and politic and a political subdivision of the State of Colorado, and SMC have constructed a stadium at 1701 Bryant Street, Denver, Colorado 80204, named Empower Field at Mile High (the “Stadium”);

B. WHEREAS, the Stadium is owned by the MFSD and operated and managed by SMC pursuant to a Lease and Management Agreement entered into among the MFSD and the Broncos Parties, dated September 3, 1998, and an Assignment entered into among MFSD and the Broncos Parties made as of September 3, 1998;

C. WHEREAS, Sponsor desires to act as a sponsor for the Broncos Parties and, in conjunction therewith, obtain certain benefits at the Stadium; and

D. WHEREAS, the Broncos Parties are willing to grant Sponsor certain sponsorship rights regarding the Broncos at the Stadium.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

1.	Term. The term of this Agreement shall include the 2023, 2024 and 2025 Broncos football seasons (the “Term”). The Term will commence on the Effective Date and end on March 31, 2026.

2.	Sponsorship Fees.

a.	Fee. In exchange for the sponsorship rights described in Exhibit A (the “Sponsorship Rights”), Sponsor shall pay to the Broncos Parties the following fees (the “Sponsorship Fees”):

2023 season: Annual Fee: $305,000 in the aggregate, which is payable as follows:

$152,500 net is due on or before October 1, 2023, and

$152,500 net is due on or before January 1, 2024

2024 season: Annual Fee: $317,200 in the aggregate, which is payable as follows:

$158,600 net is due on or before October 1, 2024, and

$158,600 net is due on or before January 1, 2025

2025 season: Annual Fee: $329,888 in the aggregate, which is payable as follows:

$164,944 net is due on or before October 1, 2025, and

$164,944 net is due on or before January 1, 2026

All Sponsorship Fees are net of any agency commissions. If, during the Term, the Broncos host one or more NFL playoff games in which the Broncos football team is a participant (excluding the Super Bowl), Sponsor will have the opportunity to annually decide to continue with select sponsorship elements into the postseason for an incremental fee determined by the Broncos in its sole discretion.

b.	Payment of Fee. The Sponsorship Fees as provided for herein shall be paid by Sponsor to an account of SMC. The Broncos Parties will make an internal allocation of the Sponsorship Fees for their respective Sponsorship Rights provided under this Agreement. All Sponsorship Fees payable hereunder are subject to a late payment charge of one and one-half percent (1.5%) per month. Said charge will be added to any fee not paid within a sixty (60) day grace period commencing on the date the payment is due. In the event Sponsor defaults on any payment, Broncos reserve the right to recover all unpaid amounts due, including all legal fees, from Sponsor.

c.	Substitution for Unavailable Benefits. Sponsor and the Broncos Parties acknowledge and agree that, due to circumstances beyond the control of any of them, or due to any strike, lockout, labor dispute, boycott, NFL Rules (defined below), riot, war, national emergency, act of terrorism, disaster, governmental restriction, act of God, pandemic, rule, regulation, or law of the City and County of Denver, the State of Colorado, or the United States of America, or any of their respective agencies, now or hereafter in effect, or of the National Football League (the “NFL”) (collectively, “Force Majeure”), it may be or become impossible or impractical for a party to provide the other with all of the Sponsorship Rights and/or other benefits contemplated herein (“Unavailable Benefits”). In the event of Unavailable Benefits, such event shall not be deemed a breach of this Agreement, the performance of the Unavailable Benefits shall be excused and/or postponed. Both Sponsor and the Broncos Parties shall cooperate, in good faith, so that the rights and obligations of the parties may be fulfilled by rescheduling, substitution, alternative performance, or similar means of comparative value (the “Substitute Benefits”). If the Broncos Parties and Sponsor cannot reasonably reach agreement regarding an accommodation on the Substitute Benefits, the affected party shall be entitled to a reasonable pro rata reimbursement of the Sponsorship Fees relating to the Unavailable Benefit. Neither Party shall be obligated to extend the Term to address a Substitute Benefit.

d.	Lost games. If, due to Force Majeure or to an NFL adjustment to the season format, the number of home preseason and home regular season games (collectively, the ”Home Games”) is reduced to less than ten (10) (each, a “Lost Game”), then Sponsor shall receive a credit equal to an amount calculated by (i) dividing the total Sponsorship Fees by the total number of Home Games (the ”Fee Per Game”); then (ii) multiplying the Fee Per Game by 65% (the “Lost Fee Per Game”); then (iii) multiplying the Lost Fee Per Game by the number of Lost Games. Any such credit shall be applied to mutually agreed upon Broncos inventory and activations, including Home Game and non-game related opportunities.

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3.	Sponsorship Rights. The Broncos Parties hereby grant to Sponsor the Sponsorship Rights set forth in Exhibit A. Sponsor acknowledges that Broncos do not control sponsorship agreements for the National Football League or for Broncos media partners, KOA Radio and KUSA TV, or their successors, and the exclusivity provisions of this Agreement do not apply to such entities or other media elements including DenverBroncos.com, which is jointly sold by the NFL, print advertising and IPTV. Furthermore, if, at any time during the Term, a direct competitor of Sponsor has been granted naming rights for the Stadium, either party may cancel this Agreement on thirty (30) days written notice, and Sponsor will be entitled to a pro rata refund of the Sponsorship Fees.

4.	Use of Broncos Marks. Sponsor will have the right to use the Broncos’ name, logo, emblem or insignia (“Broncos Marks”) on a non-exclusive and royalty-free basis pursuant to the provisions of this Agreement. Any and all materials submitted by Sponsor in connection with any of the Sponsorship Rights, including, without limitation, any signage or advertising copy, and any and all advertisements, publicity, promotions and other materials (in whatever form and medium) that allude to, depict or reference, directly or indirectly, the Broncos Marks shall be subject to the prior written consent of Broncos as to form, copy and content as set forth in the Denver Broncos Football Club General Guidelines for the Use and Approval of Intellectual Property, attached hereto as Exhibit B. Sponsor understands and acknowledges that Broncos does not exclusively control all uses of the Broncos Marks. Any right hereunder to use any of the Broncos Marks is subject to the rights, restrictions and policies of the National Football League and NFL Properties, LLC (“NFLP”). If the Sponsorship Rights in Exhibit A include the use of Broncos Marks on Sponsor’s web site, app or social media pages (collectively, “Sponsor Pages”), the Broncos Marks may be used by Sponsor on the Sponsor Pages only to promote a specific product or service in the Broncos’ Home Marketing Areas as defined by the National Football League. The use of Broncos Marks on premium items (e.g., products bearing any Broncos Marks which are, for promotional purposes, given away or sold for substantially less than their usual selling price), requires prior written approval by Broncos, and compliance with rules and regulations of NFLP, including but not limited to the use of NFLP licensed vendors. The Broncos Marks will at all times remain the exclusive property of the Broncos and NFLP and Sponsor will have no ownership or other rights to the Broncos Marks except as expressly set forth herein, and any such rights shall automatically cease upon termination of this Agreement. Sponsor acknowledges and agrees that if it stylizes any Broncos Marks or other trademarked Broncos creative, such product and mark belongs exclusively to the Broncos. Sponsor agrees that it will not use Broncos Marks in any way that disparages and/or portrays other Broncos partners or sponsors in a negative light. Sponsor further agrees that in all advertising and signage associated with the Broncos or SMC, whether or not Broncos Marks are displayed, it will not disparage and/or portray other Broncos partners or sponsors in a negative light or compare Sponsor products or services to other Broncos partners or sponsors.

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5.	Use of Sponsor’s Marks. Sponsor grants to Broncos a non-exclusive, royalty-free, non- transferable, limited right to use of its corporate trade name(s) and/or logos (“Sponsor’s Marks”) solely in connection with the provisions of this Agreement provided that such use is in compliance with any guidelines that Sponsor will provide with respect to the Sponsor’s Marks. Broncos acknowledge and agree that Sponsor is the sole owner of Sponsor’s Marks. Broncos agree not to take any action that is inconsistent with Sponsor’s ownership of Sponsor’s Marks. Nothing in this Agreement, or otherwise, shall give Broncos any right, title, license, ownership or interest in any trademark, trade name, copyright, patent, or other intellectual property of the Sponsor. Upon the Sponsor’s request, Broncos shall provide all materials, marketing or otherwise, that contain Sponsor’s name and/or logo for Sponsor to review and approve. The license granted herein shall automatically cease upon termination of this Agreement.

6.	Use of Stadium Marks. The official name of the Stadium is currently “Empower Field at Mile High” (the “Stadium Mark”). Sponsor agrees that in any of its promotions and in the exercise of any of its sponsorship rights as set out in Exhibit A, relating to the Stadium, it will not abbreviate the name or refer to the Stadium by other than its official name as set forth above (or as otherwise designated by SMC from time to time).

7.	UCHealth Training Center. The official name of the Broncos Headquarters / Practice Facility (“Facility”) is currently the “UCHealth Training Center” (the “Facility Mark”). Sponsor agrees that in any of its promotions and in the exercise of any of its sponsorship rights as set out in Exhibit A, relating to the Facility, it will not abbreviate the name or refer to the Facility by other than its official name as set forth above (or as otherwise designated by Broncos from time to time). Any use by Sponsor of the Facility Mark, including logo, is subject to the prior written consent of the owner of the Facility Mark as to form, copy and content, which consent, where necessary, shall be obtained by the Broncos Parties.

8.	Data Rights.

a.	Any data collected by or on behalf of Sponsor from individuals in connection with any advertising, marketing, promotion, or sales activities conducted in connection with this Agreement including any use of the Broncos Marks, the Stadium Mark or the Facility Mark (collectively, the “Licensed Marks”) (e.g., sweepstakes, premium programs, promotional offers conducted in connection with this Agreement), including, without limitation, any personal information and aggregate analytical data (all such data, the “User Data”), shall be independently owned by Sponsor and the Broncos Parties. Sponsor shall ensure that its privacy policy (including any applicable sweepstakes or contest rules) permits it to share all such User Data with the Broncos Parties, and does not restrict the Broncos Parties’ ability to use such User Data in accordance with the Broncos’ privacy policy. The Broncos Parties shall have the right to use such User Data for the purpose of promoting, advertising and marketing the activities associated with this Agreement, or for any other purpose consented to by the data subject or otherwise permitted by Sponsor’s and the Broncos Parties’ privacy policies. The Broncos Parties will not share User Data with any third party without the prior written consent of Sponsor, other than to the Broncos Parties’ affiliates, service providers, and the NFL, subject to the limitations set forth herein. If necessary under applicable law, Sponsor shall include a consent box in all appropriate materials permitting Sponsor to share the User Data with the Broncos Parties (such consent mechanism and language subject to reasonable approval by the Broncos Parties, but shall always include a link to Broncos’ privacy policy). In addition, Sponsor shall not sell, rent or otherwise provide such User Data to any third-party for the purpose of advertising, marketing or promoting any third- party product or service.

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b.	Sponsor will, at the direction of Broncos, provide the Broncos Parties or the Broncos Parties’ database management company with the User Data on a monthly basis, and must use commercially reasonable efforts to comply with procedures and format for integrating such data into the Broncos Parties’ database, including, but not limited to, the following. Sponsor shall include technical details of all shared data files, including (a) file structure descriptions; (b) data dictionaries;(c) metadata; and (d) technical points of contact for issue resolution. In the case where consent status is shared as a data field(s), Sponsor agrees to include detailed value descriptions of these fields, that clearly defines how changes to consent are represented within the field. Sponsor agrees to notify the Broncos Parties sixty (60) days prior to any material changes to the items above. The rights and obligations set forth in this Section 8 shall only apply to the extent that such rights or obligations are in compliance with applicable law. Sponsor shall promptly inform the Broncos Parties if Sponsor determines that applicable law prohibits Sponsor from complying with any of its obligations as set forth in this Agreement.

c.	Each of Sponsor and the Broncos Parties agrees that it will promptly notify the other of any discovery of a data breach resulting in unauthorized access to or disclosure of User Data, and following any such notification the parties will reasonably cooperate with one another to remedy the effects of any such breach and fulfill any legal requirements relating thereto.

9.	Default Remedies. In the event that any party fails to comply with any of its obligations herein, other than for the reasons as set forth in Sections 2(c). and 2(d), and such failure continues for a period of thirty (30) days after receipt of written notice from the non- defaulting party (or, if such cure cannot reasonably be accomplished within such thirty (30) day period, the defaulting party shall not in good faith have commenced such cure within such thirty (30) day period and shall not thereafter proceed diligently to completion), the non-defaulting party shall be entitled to exercise any or all of the following remedies:

a.	Termination. To cause the Term to end on a date designated in such notice;

b.	Additional Termination Rights. In addition to the parties’ termination rights under Section 9(a) hereof, either party may also terminate this Agreement if the other party becomes insolvent or becomes subject to any proceeding, voluntary or involuntary, under any bankruptcy, insolvency, or liquidation law;

c.	Damages. To pursue an award and/or judgment for actual damages incurred as a result of the defaulting party’s breach; and

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d.	Binding Arbitration. Any and all controversies or claims arising out of or relating to this Agreement, or the breach thereof, or the interpretation thereof, shall be settled by binding arbitration in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Nothing in this Section, however, shall prevent either party from seeking equitable relief from a court of competent jurisdiction within the State of Colorado for specific performance with respect to the other party’s breach of its confidentiality obligations (Section 16) or infringement of intellectual property rights (Sections 4, 5, 6 and 7) of this Agreement.

10.	Indemnification.

a.	Each party (individually an “Indemnitor”) shall and hereby agrees to indemnify, defend and hold harmless the other parties and each other party’s owners, officers, directors, agents and employees (individually an “Indemnitee”) from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by an Indemnitee and, directly or indirectly, arising out of or as a result of (a) any breach of this Agreement by the Indemnitor, or (b) any act or omission by the Indemnitor (or any owner, officer, director, agent, employee, or representative of the Indemnitor) in performing any of its obligations under this Agreement.

b.	The Indemnitee shall notify the Indemnitor immediately upon its receipt of notice of a claim to which this Section 10 may apply. Should the Indemnitor choose not to assume the defense of the claim for any reason, the Indemnitee shall retain the right to proceed with the defense of the claim, and the Indemnitee may charge reasonable attorney’s fees back to the Indemnitor for such defense. After accepting the defense of the claim of Indemnitee, the Indemnitor shall have sole control of the defense of the claim and all negotiations for the settlement or compromise thereof at its own cost and expense, including the cost and expense of attorneys’ fees and disbursements in connection with such defense, settlement or compromise; provided, however, the Indemnitee shall be entitled to participate in the same, at its own expense and with counsel of its choice, and no settlement or compromise shall be completed in the absence of the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The need for such consent shall apply only to a monetary claim that does not involve the Broncos Marks, the Sponsor’s Marks, the Stadium Mark or the Facility Mark (each referred to as a ”Mark”). The settlement or compromise of any claim that involves a Mark may only be completed in the sole discretion of the owner(s) of such Mark and without the prior written consent of any other party. Further, the Indemnitor shall provide the Indemnitee with reports regarding all significant developments regarding its defense of any applicable claim. The mutual obligations under this section shall survive for one (1) year after expiration of the Term.

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11.	Exclusion of Consequential and Punitive Damages. Neither party will be liable for any special, incidental, punitive or consequential damages, including lost revenues, lost profits, or lost prospective economic advantage, arising from any performance or failure to perform under this Agreement, and each party hereby releases and waives any claims against the other party regarding such damages.

12.	Notices. All notices, consents, or other communications required or permitted to be given under this Agreement must be in writing and shall be deemed to have been duly given (a) when delivered personally; (b) three (3) business days after being mailed by first class United States mail, postage prepaid; or (c) one (1) business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses set forth below. Notices may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence.

If to SMC/and or Broncos:

Damani Leech, President

Denver Broncos Team, LLC, d/b/a

Denver Broncos Football Club

Stadium Management Company, LLC

13655 Broncos Parkway

Englewood, CO 80112

Facsimile # 303-264-5588

with a copy to:	Timothy R. Aragon, General Counsel

Denver Broncos Team, LLC, d/b/a

Denver Broncos Football Club

Stadium Management Company, LLC

13655 Broncos Parkway

Englewood, CO 80112

Facsimile # 303-264-5560

with a copy to:	Dan Hawley, Vice President, Business Development

Denver Broncos Team, LLC, d/b/a

Denver Broncos Football Club

Stadium Management Company, LLC

1701 Bryant Street, Suite 900

Denver, CO 80204

Facsimile # 720-258-3050

If to Sponsor:	Lavell Juan, Founder and Chief Executive Officer

Brag House Inc.

33 Irving Place, Suite 1037

New York, NY 10003

Facsimile #_____________

withacopyto:	_______________

Daniel Leibovich, Founder and Chief Operating Officer

Brag House Inc.

33 Irving Place, Suite 1037

New York, NY 10003

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13.	Representations and Warranties. Each party to this Agreement represents and warrants to the other as follows: (a) it has the full power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the individual signing this Agreement on its behalf is duly authorized to do so; and (c) the execution and performance of this Agreement by it will not violate its organizational documents or bylaws or operating agreement, as the case may be, or any material contract or other instrument to which it is a party or by which it is bound.

14.	Customers’ Personal Information. With respect to Personal Information (“PI”) provided by any customer of the Broncos Parties that may be provided in connection with this Agreement (or any other activity/promotion/contest, etc.), Sponsor agrees to limit the use of the PI to the necessary and intended purposes as consented to by the individual customers. Sponsor agrees to immediately notify the Broncos Parties of any data breach involving PI or if it determines it can no longer abide by the rights, obligations and intended uses associated with the PI that has been transferred to it.

15.	Independent Contractors. Each of the Broncos Parties, on the one hand, and Sponsor, on the other hand, is an independent contractor hereunder. Nothing herein shall be construed to create between the parties the relationship of employer and employee, principal and agent, partners, or joint venturers.

16.	Confidentiality. No party shall, without the written consent of the other, disclose the Sponsorship Fees, the Sponsorship Rights or any other term of this Agreement, except to its accountants, attorneys, lenders, or to the extent that such disclosure is legally required by governmental authorities and the non-disclosing party has, to the extent allowed by law, been notified in advance of such disclosure.

17.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

18.	Binding Effect and Assignment. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, except in connection with any merger, consolidation, reorganization, sale of all or substantially all of its related assets or similar transaction, to a lender in conjunction with a financing transaction or as otherwise permitted in this Agreement. Subject to this limitation, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement shall be construed to give any person other than the parties hereto, or their assigns, any right, remedy or claim under or with respect to this Agreement.

19.	Approval of SMC’s Lender. Sponsor acknowledges that this Agreement may be subject to approval by SMC’s lender. If requested Sponsor agrees to execute a consent to a collateral assignment or such other documentation in form and content reasonably required by SMC’s lender.

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20.	Exhibits. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

21.	Entire Agreement. This Agreement, together with the exhibits, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be amended or otherwise modified except in writing and upon execution by all the parties hereto.

22.	Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

23.	Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

24.	Attorney’s Fees. In any arbitration or lawsuit to enforce this Agreement or to determine any matter in controversy regarding this Agreement, the prevailing party shall be entitled to recover such sums as the arbitrator may adjudge reasonable as attorneys’ fees, including attorneys’ fees on appeal or petition for review.

25.	NFL Rules. Sponsor understands and agrees that this Agreement is subject to and limited by the NFL Rules, as the same may now exist or hereafter be amended or enacted, or as they may be interpreted by the NFL Commissioner from time to time. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the NFL Rules, the NFL Rules will govern. The Broncos Parties have the right to modify or terminate this Agreement with immediate effect and without penalty, if necessary to ensure compliance with the NFL Rules. “NFL Rules” means the NFL constitution and bylaws and any other constitutive agreements and other policies, rules, and regulations of, or issued by, the NFL.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

STADIUM MANAGEMENT COMPANY, LLC, a Colorado limited liability company	DENVER BRONCOS TEAM, LLC, a Delaware limited liability company d/b/a Denver Broncos Football Club

/s/ Dennis Moore	By:	/s/ Dennis Moore
Dennis Moore, Chief Commercial Officer		Dennis Moore, Chief Commercial Officer

BRAG HOUSE INC.

By:	/s/ Lavell Juan
Name:	Lavell Juan
Title:	Founder and Chief Executive Officer

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EXHIBIT A

SPONSORSHIP AGREEMENT

BRAG HOUSE INC.

SPONSORSHIP ELEMENTS:

Marketing Rights

o	Proud/Hometown Designation and IP Rights

●	Sponsor shall receive year-round use of Broncos marks/logos and the right to use Official Sponsor or Partner designations of the Denver Broncos to include “Proud Esports Tournament Partner of the Denver Broncos”, “Proud Partner of the Denver Broncos” and any other mutually agreeable designations during the term of this Agreement for use in Sponsor promotional and marketing campaigns. All such usage is subject to advance written approval by the Broncos Marketing Department as outlined in the “General Guidelines for the Use and Approval of Intellectual Property” attached hereto as Exhibit B.

Digital

o	Video Content

●	Each year of the Term, Sponsor shall receive two (2) video content pieces produced by the Broncos or a Broncos-approved vendor. Each video content piece shall not exceed one (1) minute in length and shall not require more than ten (10) creative hours to produce. Sponsor shall be responsible for providing agency-quality creative, in final form, in advance of deadlines established by the Broncos Marketing Department. Sponsor also commits to providing timely creative direction so as to not impede intentionally or otherwise the use of the video content pieces by the Broncos or Sponsor for promotional purposes where timing may be a factor.

o	Paid Marketing Campaign

●	Each year of the Term, via Broncos-designated partner, the Broncos will deliver One Million Seven Hundred Thousand (1,700,000) social media impressions (Facebook, banner ads, Instagram) of Broncos-branded and produced custom Sponsor content in mix of video and still formats. Sponsor will receive ten (10) hours of custom creative design, with final art to be approved by Sponsor, in order to deliver customized messaging of quality and scale for each audience list as well as frequent creative upgrades to combat ad fatigue. Timing of activation will be mutually agreed upon. Conversion can be tracked and reported based on implementation of pixels on select Sponsor web pages. The Broncos-designated partner will provide full consultation and support to ensure limited resources are needed from Sponsor to implement other than creative approval, though Sponsor will have the opportunity to participate as much as Sponsor would like in strategy and review of insights.

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o	Promos Social

●	Each year of the Term, Sponsor shall receive inclusion on a minimum of six (6) Broncos Promos social posts across promotional social channels. Partner posts are boosted with additional funding by Broncos (projected $2,000 value). Timing of posts will be mutually agreed upon and all partner posts must have a Broncos tie and a value-add offer for followers. All creative and copy is subject to advance written approval of the Broncos and must be compliant with all NFL and applicable social media platform policies.

●	Each year of the Term, the Broncos Parties and Sponsor will collaborate in good faith to develop a promotional campaign that will be featured on the Broncos’ primary promotional social media channels. The campaign will aim to advance and highlight core values of the Broncos and integrate Sponsor’s involvement in an organic and coherent manner, with the objective of ensuring a synergistic relationship between the Broncos Parties’ brand identity and Sponsor’s contribution and promoting mutual benefits and audience engagement. All campaign content, including creative and copy, is subject to the Broncos’ prior written approval and will comply with all applicable NFL and social media platform policies.

o	ROS Banner Ads:

●	Each year of the Term, Sponsor will receive Five Hundred Thousand (500,000) run of site banner ad impressions on the suite of Broncos digital products including DenverBroncos.com and the Broncos365 mobile app. Sponsor shall be responsible for providing agency-quality creative, in final form, in advance of the deadlines established by the Broncos Marketing Department and in all requested sizes. All creative is subject to advance written approval of the Broncos. If applicable, Sponsor agrees to forego fifteen percent (15%) of the overall impression goal if creative is received after July 1.

Signage

o	:15 Game Day LED

●	Each year of the Term, Sponsor shall receive an average of four (4) :15 rotations per game (1 minute total) of advertising time on 1,380’ of digital, animated LED signage located on the United Club façade for all Broncos Home Games. The design, layout and content of all artwork is subject to Broncos and SMC advance written approval.

Promotion

o	Activation/Experience/Media Fund

●	Each year of the Term, Sponsor shall receive a Twenty-Five Thousand Dollar ($25,000) activation/experience/media fund (the “Activation Fund”). The Activation Fund may be applied toward incremental promotions such as stadium concessionaire, media, experiences, team store merchandise, tournament prizing and ancillary events. Specific to non- media assets, Sponsor acknowledges that accounting shall be based on value, not cost of goods, and there is an expectation of a profit margin to Broncos. Third-party media assets where Broncos would receive only a commission are not eligible unless approved by Broncos at its sole and absolute discretion.

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Tickets

o	Pre-Game Field Passes

●	Each year of the Term, Sponsor shall receive four (4) pre-game field passes for the three (3) mutually agreed upon Broncos Home Games for which Sponsor is receiving United Club tickets as described below. Sponsor and Sponsor’s guests must comply with all Broncos rules and policies regarding the use of pre-game field passes.

o	United Club

●	Each year of the Term, Sponsor shall receive four (4) United Club ticket(s) to three (3) mutually agreed upon Broncos Home Games. Sponsor shall be responsible for ensuring that Sponsor and its guests comply with all policies, rules and regulations of the Broncos and the Stadium regarding the use of United Club tickets. No renewal rights will extend beyond the Term of this Agreement.

Other Entitlements

o	Alumni Appearance

●	Each year of the Term, Sponsor shall receive one (1), one (1)-hour appearance by three (3) Broncos alumni at mutually agreed times and dates, subject to availability. Appearances at locations outside the Denver metro area may be subject to incremental travel time consideration.

o	Stadium Facility Use

●	Each year of the Term, on a mutually agreed upon date, Sponsor will receive one (1) facility usage to host one (1) event at Empower Field at Mile High. The facility rental fee, entertainment in the form of former Broncos players, snacks and beverages, and prizing is included in the Sponsorship Fee; provided, that if Sponsor desires to utilize this benefit during a premium date (as determined by the Broncos Parties in their sole discretion), Sponsor and the Broncos Parties will agree in good faith on incremental fees associated with the utilization of this benefit. Sponsor will be responsible for all other associated event expenses, such as staffing, audiovisual, etc., and food and beverage catering costs not to exceed $5,000.

o	Additional Tournaments

●	Each year of the Term, Sponsor shall receive the opportunity to host up to three (3) additional esports tournaments including Fortnite, Call of Duty Warzone, etc. on their own (each, a “Sponsor Tournament”). In connection with such Sponsor Tournaments, the Broncos will provide Sponsor with Broncos prizing items at cost (subject to Stadium and NFL Rules), including but not limited to autographed memorabilia, Stadium space, or mutually agreed upon marketing elements. The specific game featured and size of any Sponsor Tournament shall be subject to the reasonable approval of the Broncos Parties and may require approval from the NFL.

●	The Broncos reserve the right to host an esports tournament at Broncos’ expense using the Sponsor’s platform and featuring the Broncos’ corporate clients (a “Broncos Tournament” and, collectively with the Sponsor Tournaments, the “Additional Tournaments”). In the case of a Broncos Tournament, any on-site or mobile/digital event will not count against the three (3) Sponsor Tournaments afforded herein.

●	Each Additional Tournament (whether a Sponsor Tournament or a Broncos Tournament) shall be subject to a mutually agreeable revenue sharing agreement to be negotiated in good faith between the Broncos and Sponsor. The Broncos and Sponsor agree to share all participant data obtained in connection with any Additional Tournament in a timely manner, subject to NFL Rules, the Broncos’ and Sponsor’s applicable privacy policies, and this Agreement.

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EXHIBIT B

BRAG HOUSE INC.

DENVER BRONCOS FOOTBALL CLUB

GENERAL GUIDELINES FOR THE

USE AND APPROVAL OF INTELLECTUAL PROPERTY

Broncos trademarks (e.g., logos, team name and uniforms, slogans, etc.) and copyrights (e.g., logos, game action photos and footage, etc.) (collectively, the “Broncos IP”) are valuable assets of Broncos. These guidelines set forth the general rules for the use of the Broncos IP. These guidelines are provided as a guidance tool only and do not absolve you from following the strict rules in the Sponsorship Agreement to which these guidelines are attached.

Any contemplated use of the Broncos IP including, but not limited to, advertisements, on-air promotional elements, promotional materials, sweepstakes or contest plans, must be submitted to the Denver Broncos Football Club Marketing Services (“Broncos Marketing”) for review and written approval prior to execution and release to the consuming public. Verbal approval is never satisfactory.

1.	Submissions:

All artwork must be submitted in final form prior to execution and release to the consuming public. To avoid incurring unnecessary costs, the concept for any advertisement or promotion should be submitted to Broncos Marketing before creating the actual materials. In addition, it is advisable to submit materials throughout the creation process. If the only submission is a final version of an item, there is the risk that the submission will not be approved and any changes will involve significant costs and time delays.

2.	Use of Trademarks:

a.	The Broncos IP should be used exactly as registered and reprinted exactly as they appear in the Denver Broncos Football Club Official NFL Style Guide. Logos may not be distorted in any manner, including altering the colors, shapes or any other elements of the logos.

b.	Word trademarks (e.g., letters or a team name) may not be joined with other words or letters.

c.	The Broncos IP may not be joined with or covered by other graphic elements.

d.	Graphic or design elements may not be added to the Broncos IP in a way that makes it appear that a new team logo has been created. For example, Broncos logos may not be enclosed or encircled by a border, unless there is sufficient space between the logo and the border to avoid creating the impression that a new logo has been developed.

e.	All appropriate legal notices (e.g., ®, TM, © notices, including date) shall be used as directed by Broncos Marketing.

f.	Broncos IP should not be used as part of a promotion unless such promotion is Denver Broncos Football Club-themed and approved by Broncos Marketing.

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3.	Third Party Tie-Ins:

Unless approved in writing by Broncos Marketing, the names and logos of third parties, including advertisers, retailers and promotional sponsors (including suppliers of prizes), may not be used in connection with any Broncos IP.

4.	Use of Players:

Advertisements and promotions featuring NFL players, current or former, may require compensation for each player featured. If required, such compensation must be negotiated individually with each player or, if appropriate, with the NFL Players Association and/or Players, Inc., and is not the responsibility of the Broncos Parties.

5.	Use of Third Parties in Photos and Footage:

Footage and photos which feature third parties (e.g., fans, referees, coaches, mascots, cheerleaders and trainers) will not be approved unless all necessary licenses and releases are obtained. Similarly, no music or announcer voice can be used unless all necessary licenses and releases are obtained. Such licenses and releases are not the responsibility of Broncos Parties.

6.	Denver Broncos Football Club Photos and Footage:

a.	All Denver Broncos Football Club film footage must be licensed from NFL Films.

b.	Denver Broncos Football Club photos and film footage may be altered in the Denver Broncos sole and absolute discretion.

c.	Proper credit must be given to NFL Films for footage and the photographer of Denver Broncos Football Club photos. All Denver Broncos Football Club photos and footage must be returned after use in the same condition as when issued, and no other use can be made of such items. Search, edit and rights fees may apply to the use of NFL Films and Denver Broncos Football Club photos. Such fees are not the responsibility of the Broncos Parties.

d.	For Denver Broncos Football Club photos, please contact the Graphic Designer, Denver Broncos Football Club Marketing Services, Suite 900, 1701 Bryant Street, Denver CO 80204 (Telephone: 720-258-3105, Fax: 720-258-3108).

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7.	Other Considerations:

Broncos Marketing will deny approval for submissions containing, among other things, the following:

a.	conflicting endorsements;

b.	Violent or unflattering images;

c.	Gambling or drug-related images or messages;

d.	Anything that might be considered false or misleading;

e.	Singling out specific players as being the “best”;

f.	Disparaging or portraying in a negative light other Broncos partners or sponsors; or

g.	Violations of, or inconsistency with, Broncos or NFL Policies.

8.	Promotional Use of Tickets:

The use of Denver Broncos Football Club tickets in promotions must be pre-approved by Broncos Marketing in writing. Ticket requests for sweepstakes and contests offering tickets to Denver Broncos Football Club Home Games must be cleared at the earliest date possible. Unless specifically approved by Broncos Marketing and the NFL, in writing, tickets may not be offered for playoff games or the Super Bowl.

9.	Compliance With Laws:

All advertisements, promotional materials, contests or sweepstakes must be created and conducted in accordance with the requirements of all applicable laws, regulations and standards. It is the responsibility of the Sponsor to ensure such compliance and Denver Broncos Football Club’s approval of the Broncos IP shall not be deemed to be a representation or belief that it believes such compliance has been achieved. When conducting any contest or promotion, the Broncos Parties must be released (both in the rules, terms and conditions and in any actual release signed by contestants) from any liability in connection with the contest or sweepstakes or the prizes awarded in such contest or sweepstakes.

10.	No Manufacturing Rights:

The use of Broncos IP on premium items (e.g., products bearing any Broncos IP which are, for promotional purposes, given-away or sold for substantially less than their usual selling price), requires advance written approval by Broncos Marketing, and compliance with rules and regulations of NFL Properties LLC. Premium Guidelines and additional details are available upon request.

11.	Approval Time:

Broncos Marketing shall notify you within five (5) business days of receipt of any submitted item whether such item has been approved, disapproved or needs changes.

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